Exhibit 99.1

News Release	For Immediate Release

Investor Relations:    Andrea Tarbox, Vice President and CFO     847.239.8812

KapStone Reports 2008 First Quarter Results

Net Income Up 2% over 2007

•                  Basic and Diluted EPS of $0.29 and $0.21, respectively

•                  Cash Flows from Operations of $9.9 Million

•                  Cash Balance Exceeds Debt by $11.3 Million

NORTHBROOK, IL – May 5, 2008 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the first quarter ended March 31, 2008.

	Three Months Ended March 31,
$ 000’s	2008	2007
Net Sales	$67,129	$65,427

Net Income	$7,230	$7,078

Net Income per Share - Basic	$0.29	$0.28

Net Income per Share - Diluted	$0.21	$0.21

EBITDA	$14,238	$14,046

First Quarter Operating Highlights

First quarter 2008 net sales of $67.1 million were up $1.7 million, or 2.6%, and net income of $7.2 million was up 2.1% compared to the same quarter last year.

For the three months ended March 31, 2008, unbleached kraft segment net sales increased by $1.9 million, or 3.2%, to $60.4 million compared to $58.5 million for the three months ended March 31, 2007. Average revenue per ton increased $34 per ton, approximately $3.6 million, due to the full realization of 2007 price increases. The February 2008 kraft paper price increase had a minimal impact during the quarter and is expected to be realized in the second quarter of 2008. Volume of paper sold decreased by 3,303 tons driven by greater 2007 inventory sales volumes and lighter grade mix, partially offset by one additional operating day in 2008.

Unbleached kraft segment operating income increased by $1.1 million, or 8.1%, to $14.6 million for the three months ended March 31, 2008 compared to $13.5 million for the three months ended March 31, 2007. Higher average revenue per ton contributed $3.6 million of the increased operating income. The impact of the pricing gains was partially offset by lower volume of $1.4 million. Inflation on energy, chemicals, freight and other costs negatively impacted operating income by $2.0 million for the quarter ended March 31, 2008.  In addition, 2007 operating income included a $1.2 million non-cash purchase accounting charge adjusting acquired finished goods inventory to fair value. Operating income in the quarter ended March 31, 2008, was also negatively impacted by production levels that were 2.5% below the similar period in 2007.

For the three months ended March 31, 2008, net sales for the dunnage bag segment increased by $0.1 million, or 1.3%, to $7.9 million compared to $7.8 million for the three months ended March 31, 2007 mainly due to a 2.8% increase in unit sales. Average revenue per bag of $3.76 decreased by $0.04 or 1.1%, for the three months ended March 31, 2008 compared to the similar period in the prior year due to increased price competition in 2-ply bags.

Dunnage bag segment operating income decreased by $0.2 million, or 13.3%, to $1.3 million for the three months March 31, 2008 compared to $1.5 million for the three months ended March 31, 2007. Unfavorable volume/mix, lower average revenue per bag, inflation on raw material costs and higher amortization expenses contributed approximately $0.5 million of the reduction to operating income. Operating income for the quarter ended March 31, 2007, included a $0.3 million non-cash purchase accounting charge adjusting acquired finished goods inventory to fair value.

Corporate expenses for the three months ended March 31, 2008 totaled $4.2 million compared to $3.1 million for the year three months March 31, 2007. The increase of $1.1 million is due to higher compensation related costs of $0.7 million reflecting the hiring of corporate employees taking place mainly during the second half of 2007 and early 2008 in anticipation of terminating the transitional services agreement with International Paper Company (“IP”). For the quarter ended March 31, 2008, transitional support services from IP totaled $0.7 million.  In addition, professional fees and occupancy costs were higher by $0.2 million in quarter ended March 31, 2008.

Cash Flow and Working Capital

Net cash from operating activities for the quarter ended March 31, 2008 totaled $9.9 million. Capital expenditures of $2.3 million for the 2008 period were primarily spent on the Company’s ERP system implementation and equipment upgrades and replacements for the unbleached kraft facility. Working capital at March 31, 2008 was $71.4 million including cash and cash equivalents of $60.3 million.  With cash and cash equivalents of $60.3 million and combined current and long-term debt balances of $49.0 million at March 31, 2008, the Company is $11.3 million net cash positive. In April 2008, the Company paid $11.6 million representing the mandatory prepayment on its long-term debt based on its 2007 excess cash flow results.

Roger Stone, KapStone’s chairman and chief executive officer, said, “As we begin our second year, we are optimistic.  Following several rough operating months since our annual shutdown last year resulting in lower production levels than we would have expected, our Roanoke Rapids mill is now running smoothly.  While we are concerned about the impact of inflation on our costs, particularly energy related costs, our February 2008 $40 per ton kraft paper increase has been fully implemented and should more than offset the impact of those cost increases.  With our backlogs very strong, our favorable operating metrics, and the pending acquisition of the MeadWestvaco North Charleston Kraft Division, we are excited about the future of our business.”

Pending Acquisition of the Charleston Kraft Division of MeadWestvaco Corporation

On April 4, 2008, KapStone signed an asset purchase agreement with MeadWestvaco Corporation (MW) to purchase substantially all of the assets and assume certain liabilities of MW’s North Charleston Kraft Division (CKD) for $485 million, subject to certain post-closing adjustments. The acquisition consists of an unbleached kraft paper manufacturing facility and electric cogeneration facility in North Charleston, South Carolina and a lumber business located in Summerville, South Carolina. KapStone expects to close the acquisition by September 30, 2008, subject to customary closing conditions, including regulatory review and receipt of financing

Conference Call

KapStone has scheduled a conference call at 11 a.m. EDT, May 6, 2008, to discuss the Company’s financial results for the quarter ended March 31, 2008. The conference call will be available via the Internet by accessing the Company’s web site at http://kapstonepaper.com. A replay of the webcast will be available for 7 days following the call.

About the Company

On January 2, 2007, KapStone Paper and Packaging Corporation completed the acquisition of substantially all of the assets and assumed certain liabilities, of the Kraft Papers Business, or KPB, a division of IP.  The assets include an unbleached kraft paper manufacturing facility in Roanoke Rapids, North Carolina and Ride Rite® Converting, an inflatable dunnage bag manufacturer located in Fordyce, Arkansas.  Prior to the acquisition of KPB, KapStone, a special purpose acquisition corporation or “blank check company”, had no operations.

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation, is a leading North American producer of kraft paper and converter of inflatable dunnage bags. The business employs approximately 700 people.

Non-GAAP Financial Measures

Investors are cautioned that EBITDA information contained in this press release is not a financial measure under U.S. generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. The Company believes that this non-GAAP measure provides useful information to investors because it improves the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to IP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions and include, among others, statements under the caption “Operating Highlights”.  These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the possibility that the pending acquisition of CKD will not close or that the closing may be delayed, the ability of KapStone to successfully integrate CKD’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in pension and healthcare costs and natural disasters, such as hurricanes; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; and (5) the ability to achieve and effectively manage growth; (6) ability to pay the Company’s debt obligations; and (7) ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

			Fav / (Unfav)
	3 Months Ended March 31,		Variance
	2008	2007	%

Net sales	$67,129	$65,427	2.6%
Cost and expenses:
Cost of sales, excluding depreciation	41,558	42,436	2.1%
Freight and distribution	6,587	5,686	-15.8%
Selling and administrative expenses	4,930	3,720	-32.5%
Depreciation and amortization	2,593	2,181	-18.9%
Other operating income	184	461	-60.1%
Operating income	11,645	11,865	-1.9%
Interest income	547	397	37.8%
Interest expense	753	1,156	34.9%
Income before provision for income taxes:	11,439	11,106	3.0%
Total provision for income taxes	4,209	4,028	-4.5%
Net income	$7,230	$7,078	2.1%
Earnings per share:
Basic	$0.29	$0.28
Diluted	$0.21	$0.21

Weighted-average number of shares outstanding:
Basic	25,282,047	24,973,333
Diluted	34,557,324	33,868,933

OPERATING SEGMENT DATA

(In thousands)

(Unaudited)

			Fav (Unfav)
	3 Months Ended March 31,		Variance
	2008	2007	%
Net sales by segment:
Unbleached kraft	$60,360	$58,481	3.2%
Dunnage bags	7,892	7,768	1.6%
Intersegment elimination	(1,123)	(822)	-36.6%
Consolidated net sales	$67,129	$65,427	2.6%
Operating income by segment:
Unbleached kraft	$14,550	$13,514	7.7%
Dunnage bags	1,331	1,495	-11.0%
Corporate	(4,236)	(3,144)	-34.7%
Consolidated operating income	$11,645	$11,865	-1.9%

KapStone Paper and Packaging Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,260	$56,635
Trade accounts receivable	29,419	30,208
Inventories	17,974	19,846
Deferred income taxes	1,155	1,263
Prepaid expenses and other current assets	2,948	735
Total current assets	111,756	108,687

Plant, property and equipment, net	104,612	104,858
Other assets	5,243	3,735
Intangible assets, net	5,829	5,875
Goodwill	2,295	2,295
Total assets	$229,735	$225,450

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$17,611	$19,578
Accounts payable	11,498	11,050
Accrued expenses	11,206	12,969
Total current liabilities	40,315	43,597

Long-term debt	31,350	32,922
Pension and post retirement benefits	3,769	3,420
Deferred income taxes	2,350	1,047
Other liabilities	282	279
Total liabilities	78,066	81,265

Stockholders’ equity:
Common stock	3	3
Additonal paid-in capital	115,256	115,002
Accumulated other comprehensive income	79	79
Retained earnings	36,331	29,101
Total stockholders’ equity	151,669	144,185
Total liabilities and stockholders’ equity	$229,735	$225,450

KapStone Paper and Packaging Corporation

Supplemental Information - GAAP to Non GAAP Reconciliation

(In thousands)

(Unaudited)

	3 Months Ended March 31,
	2008	2007

Net Income (GAAP) to EBITDA (Non-GAAP):
Net income (GAAP)	$7,230	$7,078
Interest income	(547)	(397)
Interest expense	753	1,156
Tax provision	4,209	4,028
Depreciation and amortization	2,593	2,181

EBITDA (Non-GAAP)	$14,238	$14,046